Exhibit 1.1

Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Jenny Hui China.com Inc 8610-85184499 ext. 662 huying@np.china.com

FOR IMMEDIATE RELEASE

China.com Opens Internet Video to the Masses

BEIJING, November 17, 2006 —China.com, a leading Internet services provider in China and a Hong Kong listed subsidiary of CDC Corporation (NASDAQ: China), today announced it has launched a new service, v.china.com, that allows people to watch video clips from that site.

The v.china.com site differs itself from the other video sharing websites on its content, which comes from self-developed or co-developed video films or authorized pieces provided by contracted partners. This approach addresses the copyright issues which has long plagued the video sharing industry.

In filming the programs for v.china.com, China.com used a series of films to explain current news with humorous language. One program, for example, is called the “Straight Show” which is similar to the “Daily Show” starring Jon Stewart. One program’s DJ is the popular “Sister Lotus,” who became famous in China via her S-shape self-shot pictures. “Crazy White Collar” is another show about the lives of Chinese professionals. It is directed by Mr. Li Feng, an editor of numerous films by Zhang Yimou.

“We are leveraging TV programs from our content provider partners to provide our users with rich choices of videos,“ said Xiaowei Chen, Ph.D., executive director and chief financial officer of China.com. “We also partnered with original and exclusive grass root video producers. In addition, we are discussing with our partners on the commercial potential of this content and opportunities like advertising-sharing and mobile value-added services. With 3G’s arrival, exclusive and user-generated content, especially videos, will play important roles on not only web portals, but mobile platforms as well.”

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit .

About China.com Inc
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading Mobile Value Added Services (MVAS), and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. CDC Software is ranked number 18 on the Manufacturing Business Technology 2006 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online games in China with over 37 million registered users.

About CDC Mobile
CDC Mobile is focused on providing MVAS products to subscribers in China and is a business unit of CDC Corporation.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the v.china.com service, content for the v.china.com service, the commercial potential of this content and opportunities for sharing revenues with content partners. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the ability of content providers to create compelling content for the China market, the popularity of the content on the v.china.com service, the ability to make changes in business strategy, development plans and product offerings; the development of the 3G market in China and regulatory developments in China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward-looking statements whether as a result of new information, future events or otherwise.